Camden National Corporation

Executive Annual Incentive Program

(As amended and restated effective January 1, 2024)

4884-0379-2537 v.6

I.Executive Annual Incentive Program
A.Introduction and Objective
Camden National Bank and Camden National Corporation (collectively, the “Company”) are committed to rewarding employees for their contributions to the Company’s success. The Executive Annual Incentive Program (the “EAIP” or “Program”) is part of a total compensation package which includes base salary, annual incentives, long-term incentive/equity and other benefits. The EAIP is designed to:
■Encourage and reward individual and overall Company performance relative to current plans, programs and objectives;
■Focus Participants’ attention on key business metrics and fiscal targets in the Company’s strategic and operating plans;
■Attract and retain talent needed for the Company’s success; and
■Provide an incentive compensation opportunity that is market competitive.
B.Program Year
The EAIP Program Year is the Company’s fiscal year, which begins on January 1st and ends on December 31st (the “Program Year”).
C.Eligibility
The following guidelines apply to eligibility to participate in the Program and to receive payment of an incentive award under the Program for a Program Year (an “Award”). The Compensation Committee of Camden National Corporation’s Board of Directors (the “Committee”) may establish different or additional eligibility criteria from time to time.
■Participants eligible to participate in the Program in each Program Year may include members of the executive team and individuals in other key positions, as identified by the Chief Executive Officer of the Company (the “CEO”). The Committee shall approve the employees of the Company who are eligible to participate in the Program for an applicable Program Year (each, a “Participant”). Selection as a Participant in one Program Year does not mean that the Participant will be selected for participation in any future Program Year.
■Participants must be employed prior to October 1st of the Program Year in order to be eligible for an Award under the Program in respect of the applicable Program Year. A Participant hired between January 1st and October 1st of any Program Year will be eligible to receive a prorated Award based on the Participant’s hire date. For example, if a Participant was hired on May 1st of the applicable Program Year, the Participant would be eligible to receive two-thirds of the Participant’s Award under the Program, if any, for the applicable Program Year. Participants hired on or after October 1st of a Program Year are not eligible to receive an Award under the Program for that Program Year but may be eligible to participate in the Program and receive an Award for the following Program Year.
■Except as otherwise provided in Section II.D (“Termination Due to Death or Disability”), a Participant must be an active employee in good standing with the Company with satisfactory performance (as determined by the Committee) as of the Award payment date to receive an Award.

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■Unless otherwise determined by the Committee, and except as otherwise provided in Section II.D (“Termination Due to Death or Disability”), Participants who terminate employment with the Company during a Program Year will not be eligible to receive an Award in respect of that Program Year, and Participants who have given notice of resignation or terminate employment are not eligible to receive the Award.
D.Payment of Awards
Awards are paid in cash after the Committee reviews and approves performance results for the Program Year and Participants’ Awards. Awards will be paid by March 15th of the year following the last day of the Program Year. Each Participant’s payout is calculated on Eligible Earnings. For purposes of the Program, “Eligible Earnings” shall mean regular earnings paid to the Participant during the Program Year excluding incentive compensation and other benefits.
E.Target Incentive Opportunity
Each Participant will have an annual target incentive opportunity, as approved by the Committee in its sole discretion. Unless otherwise determined by the Committee, the target incentive will reflect a percentage of Eligible Earnings for the Program Year and will be based on the competitive market for the Participant’s role.
F.Performance Goals and Payout Range
The Committee will establish written performance metrics, goals and weightings, as applicable, for each Program Year as the Committee determines in its sole and absolute discretion. A performance goal may be based on one or more criteria (either separately or in combination) with regard to the performance of the Company that align with the Company’s short-term strategic objectives or the individual performance of the Participant. The performance goals may be (but need not be) different for each Program Year and different performance goals may be applicable to different Participants based upon the Participant’s job function, business unit, responsibilities or experience.
The Committee will also establish the weighting between Company performance goals (the “Company Performance Factor”) and individual goals (the “Individual Performance Factor”). Unless otherwise determined by the Committee, the weighting for each Participant’s target incentive opportunity will be 75% for the Company Performance Factor and 25% for the Individual Performance Factor. Each performance goal within the Company Performance Factor will have an established threshold, target and stretch performance level.
Payout on the Company Performance Factor may vary from 0% to 150%, with payout at 0% for performance below threshold, 50% for threshold achievement, 100% for target achievement and 150% for stretch performance achievement. Performance between threshold and target and target and stretch performance levels for the Company Performance Factor will be calculated using straight line interpolation.
Payout on the Individual Performance Factor may vary from 0% to 150%, based on a qualitative assessment of performance.

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The table below illustrates the weighting of performance factors and goals:
G.Performance Determinations
As soon as administratively practicable after the end of the Program Year, the Committee shall determine performance in relation to the performance goals for the Program Year.
The level of achievement for the Company Performance Factor will be determined by the Committee in its sole discretion, and the Committee may determine that nonrecurring, unusual items or certain specified events or occurrences, including changes in accounting standards or tax laws and the effects of non-operational items, may be excluded from the determination.
For Participants other than the CEO, the level of achievement for the Individual Performance Factor will be assessed based on the achievements, accomplishments and performance of each Participant as assessed by the CEO and as approved by the Committee. For the CEO, the level of achievement for the Individual Performance Factor will be assessed based on the Participant’s achievements, accomplishments and performance as assessed and approved by the Committee.
Each performance goal will be assessed separately, such that if threshold level performance is not achieved with respect to one goal, an Award may be made based on achievement with respect to the other goals. The Committee may adjust or modify the calculation of the Company Performance Factor and/or the Individual Performance Factor in its sole discretion.
H.Committee Determinations of Awards
Awards will be determined using a Participant’s target incentive opportunity and considering the level of achievement, which includes the Company Performance Factor and the Individual Performance Factor for each Participant. Awards need not be uniform among Participants. The maximum payout for each Participant is 150% of such Participant’s target incentive opportunity (the “Maximum Award”).
The Committee has the right to use discretion in all determinations it makes under the Program, including determining the extent to which any performance goal has been satisfied, the amount of each Participant’s Award and any adjustments to the Awards, including to reflect the business environment, market conditions, budgetary constraints, compliance, asset credit quality and risk management considerations. The Committee also reserves the right to amend, modify and adjust the amounts of Awards as the Committee determines in its sole discretion. The Committee may adjust all or part of an Award determined for any Participant under the Program, including downward or upward adjustments, based upon factors provided in the Program or other factors determined by the Committee in its sole and absolute discretion; provided, that any such adjustments to a Participant’s Award shall not result in any Participant receiving an Award in excess of the Maximum Award. The Committee has all of the powers and authority prescribed to the Committee in Section II.B in determining Awards.

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I.EAIP Terms and Conditions
A.Effective Date
This Program, as amended and restated, is applicable to Program Years beginning effective January 1, 2024.
B.Program Administration; Program Changes
The Program is administered by the Committee. The Committee has the sole authority and absolute discretion, in addition to other express powers and authorizations conferred to the Committee by the Program, to (i) interpret, implement, correct any defect, supply any omission and reconcile any inconsistency in the Program, including, but not limited to, any instrument or agreement relating to, or Award granted under, the Program, and determine disputed facts related thereto; provided, that with respect to all claims or disputes arising out of any determination of the Committee that materially adversely affects a Participant’s Award, (x) the affected Participant shall file a written claim with the Committee for review, explaining the reasons for such claim and (y) the Committee’s decision must be written and must explain the decision, (ii) make, modify, waive, suspend or nullify any rules and procedures relating to the Program, (iii) determine whether, to what extent, and under what circumstances Awards may be forfeited or suspended, and (iv) make all determinations and take all other actions necessary or appropriate for administration of the Program. Any determinations under the Program by the Committee, including with respect to Program administration, rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, will be final and binding on the Participant, the Participant’s beneficiaries and any other person having or claiming an interest under such Award. All powers of the Committee shall be executed in its sole and absolute discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Program and need not be uniform as to similarly situated individuals. The Committee may, in its sole discretion, terminate, discontinue, amend or modify the Program. The Committee may exercise its discretion to delegate its authority under the Program to a subcommittee of its members or to the CEO, and references to the Committee under this Program shall include any such delegees.
C.EAIP Award Payment Requirements
Payment of any Awards is subject to and conditioned on the Committee’s approval of the individual Awards granted to the Participants for the given Program Year. Unless otherwise determined by the Committee, each Participant must be in compliance with the eligibility requirements for payment of an Award as set forth in Section 1.C or as otherwise provided by the Committee.
D.Termination Due to Death or Disability
In the event of a Participant’s death or termination of employment due to disability (as defined in the Camden National Corporation Third Amended and Restated Long-Term Incentive Plan), the Company will pay to the Participant or the Participant’s estate, as applicable, the pro rata portion of the Award for the applicable Program Year that had been earned by the Participant during the Participant’s period of employment based on actual performance through the end of the applicable Program Year.
E.Clawback and Ethical Standards
Amounts paid or payable under the EAIP will be subject to forfeiture, recoupment or other penalties under any clawback or recoupment policy or provision that may be implemented by the Company from time to time. The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards by a Participant, whether or not such actions would impact the level of payout under the Program, will subject the Participant to disciplinary action up to and including termination of employment, and any Award paid or payable under the Program to which the Participant would otherwise be entitled or eligible will be subject to recoupment or forfeiture, as applicable.

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Participants who have willfully engaged in any activity injurious to the Company will, upon termination of employment, death or disability, be obligated to repay any Award earned for the performance period in which the wrongful conduct occurred.
F.Additional Provisions
Neither this Program document nor the existence of the Program will be deemed to give any Participant the right to be retained in the employment of the Company, nor will the Program interfere with, limit or impede the right of the Company to terminate the employment of any Participant at any time for any reason.
Awards are considered taxable income to Participants in the year paid. The Company shall have the right to deduct or withhold from Awards any taxes paid or other amounts required by law to be withheld.
Any rights accruing to a Participant or the Participant’s estate under the Program shall be solely those of an unsecured general creditor of the Company. Nothing contained in this Program document, and no action taken pursuant to the provisions of this Program document, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between the Company, the Board of Directors of the Company, the Committee or management and the Participant or any other person. Nothing herein will be construed to require the Company to maintain any fund or to segregate any amount for a Participant’s benefit.
The relationship between the Participants and the Company is one of at-will employment. The Program does not alter the relationship. The Program and the Awards and payments under the Program shall, in all respect, be governed by, and construed and enforced in accordance with the laws of Maine without regard to choice or conflict of law principles thereof.
The Company intends that Awards under this Program shall be exempt from Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”), and this Program shall be interpreted, construed and administered in accordance with such intent. To the extent that any Award is not exempt from the application of the requirements of Section 409A, this Program and the Award shall be construed and interpreted in a manner so as to comply with such requirements.

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